EXHIBIT 99.1

FOR IMMEDIATE RELEASE ON OCTOBER  31, 2005

                 TREND MINING ANNOUNCES 2005 EXPLORATION RESULTS

Denver, CO-Trend Mining Company (OTC-TRDM.OB) is pleased to announce encouraging results from each of its 2005 exploration programs at Stillwater, Montana (diamond drilling); Lake Owen, Wyoming (ground magnetic surveys just completed); and Peter Lake, Saskatchewan (reconnaissance exploration). Separately, Nuinsco Resources (TSX: NWI) recently completed its airborne geophysical and ground geochemical surveys over Trend's Athabasca Basin (Saskatchewan) uranium project where Nuinsco and Trend are exploring at Diabase Peninsula. Interim results from those programs were released by Nuinsco on October 13th and October 25th and on October 25th by Trend Mining.

Thomas Loucks, President & CEO, commented, "Trend is implementing its plan. It's truly unusual to have positive results on each of four exploration projects, when one goal of diversifying to four was to assure the possibility of positive results on at least one. The caliber of the projects' potential, and the caliber of the geologists conducting the work for Trend, are creating a stable of diversified, enhanced properties with good potential for further farm-outs.

Stillwater, Montana: Trend can earn a 50% interest in portions of Aurora Metals
(BVI) Limited's (OTC: AURMF.OB) Stillwater project by spending $2 million over 5 years. Aurora Metals' ground is located adjacent to and immediately south of Stillwater Mining Company's (NYSE-SWC) Stillwater County platinum-palladium mining complex. To that end, Trend spent considerable time during the winter and spring of 2005 preparing for and permitting drill targets, and commenced its helicopter-supported drill program in July. The program targeted three distinctly different targets at separate locations.

The first hole, MV05-1, designated to test the historic Mouat nickel-copper resource, was lost in alluvium and landslide material before it could encounter bedrock. The second hole, MV05-2 (TD 600 feet), was targeting a strong magnetic anomaly that could signify potential for nearby, associated platinum-palladium mineralization and did succeed in intersecting prospective and promising mineralogy (magnetite (>10%) and olivine) at depths of 300-350 feet. The third hole, MV05-3, was collared in Nye Basin to the east of the Stillwater River. The hole targeted PGM mineralization at depths of approximately 350-500 feet, but was terminated when Trend's geologist realized it had passed beneath the target. Each of the two latter holes warrant follow-up in 2006, with renewed drilling at the Mouat nickel-copper project being planned as well.

Lake Owen, Wyoming: Trend owns 100% of this platinum-palladium and iron (magnetite) prospect located just southwest of Laramie, Wyoming. The property is underlain by layered rocks with potential for platinum-palladium mineralization similar to that occurring at Stillwater, Montana, or for platinum-palladium w/ titanium- and vanadium-enriched magnetite as at the Bushveld complex in South Africa. Lake Owen has a very strong magnetic signature, such that a conventional compass will not work at the property; thus Trend's current efforts are focused on searching for high grade concentrations of magnetite with potential for economic concentrations of titanium and vanadium. To that end, Trend was extremely pleased to visibly identify two areas of magnetite mineralization while conducting ground magnetic surveys at Lake Owen. Those surveys, completed this week, will be used to plan exploration drilling for titaniferous and vanadiferous magnetite as well as for platinum group metals in 2006.

Peter Lake, Saskatchewan: In June, Trend's team of four geologists conducted a reconnaissance program covering 140 square miles to examine and sample platinum-palladium and base metal occurrences in the Peter Lake Domain of northeastern Saskatchewan. Trend's claims are located about 300 km north of La Ronge,

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Saskatchewan, and exploration programs here, as in much of the Canadian
Shield, are conducted from base camps established by float plane. The Peter Lake Domain consists of a complex of gabbroic to dioritic rocks which host PGM occurrences previously investigated by Lacana Mining, Golconda Resources, the Saskatchewan Mining and Development Corporation, the Saskatchewan Geological Survey (SGS), and the Geological Survey of Canada (GSC). The 2.56 Ga Swan River Complex within the Peter Lake Domain contains rocks which host platinum and copper mineralization locally associated with magmatic layering and cumulate textures suggestive of potential for Bushveld- or Stillwater-type deposits of platinum-palladium mineralization or layered intrusions with potential for copper-nickel mineralization.

The team examined several PGM targets as well as magnetic anomalies defined by the new regional aeromagnetic survey released by the GSC in May, 2005, and followed up with exploration of anomalous occurrences of base metal and PGM mineralization sampled by Trend representatives in 2004. The team confirmed the presence of platinum mineralization at six PGM targets and found that mineralization consisted of disseminated, pod-like sulfide zones up to 3 meters wide by up to a few tens of meters along strike. The zones contained up to 5% combined chalcopyrite, pyrrhotite, and pyrite. The mineralized zone at the "What Lake" target contained 0.249 ppm Pt, 0.210 ppm Pd, 0.241 ppm Au, and 4,710 ppm Cu across a width of 3 meters. These targets merit additional follow-up work to define the grade and extent of platinum mineralization. Shallow drilling will be necessary for the next phase of work to test the down dip extent of the mineralization, and geophysical surveys and/or drilling will be needed to test areas along strike covered by extensive vegetation, swamp, and lakes. Due to the high cost of exploring this remote but high potential project, the Company is already in discussions with larger, industry partners to spread the cost of exploring at Peter Lake in 2006, one of which has proposed an airborne EM survey over the entire block to search for areas with concentrations of sulfide mineralization. The sulfide mineralization could host economic concentrations of any of copper, nickel, platinum, palladium, and gold.

Trend Mining Company is a U.S. based minerals company that has 30% ownership of the Andacollo gold mine in Chile, 100% ownership of the Cree Lake/Diabase Peninsula uranium project in the Athabasca Basin (subject to Nuinsco Resources's earning 50%), and interests in three North American precious metals properties with potential for hosting significant amounts of platinum, palladium, gold and other metals.

THROUGHOUT THIS PRESS RELEASE THERE ARE FORWARD LOOKING STATEMENTS AND ASSUMPTIONS MADE BY MANAGEMENT WITHIN THE MEANING OF SECTION27A OF THE SECURITIES ACT OF 1933 AND SECTION 21E OF THE SECURITIES EXCHANGE ACT OF 1934 AND ARE SUBJECT TO THE SAFE HARBOR CREATED BY THOSE SECTIONS. FACTORS THAT COULD CAUSE RESULTS TO DIFFER MATERIALLY FROM THOSE PROJECTED ARE, BUT NOT LIMITED TO, ADVERSE PRICE FLUCTUATIONS OF UNDERLYING METALS, THE COMPANY'S ABILITY TO ACQUIRE AND DEVELOP PROPERTIES, COMPETITION FROM LARGER MORE ESTABLISHED COMPANIES, THE ABILITY TO FINANCE FUTURE ACQUISITIONS AND PROJECTS, AND GOVERNMENTAL REGULATION. TREND MINING COMPANY BELIEVES THAT THE PROJECTS IT HAS ENTERED INTO AND THOSE IT WILL ENTER INTO SHOW PROMISE, BUT THERE CAN BE NO GUARANTEE OF THAT. THIS PRESS RELEASE IS FOR INFORMATIONAL PURPOSES ONLY AND SHOULD NOT BE CONSTRUED AS AN OFFER TO SOLICIT, BUY, OR SELL ANY SECURITY.

For further information contact:            Trend Mining Company
                                            Thomas Loucks, President & CEO
                                            Phone:   303-798-7363